Exhibit 99.9

TOYO Co., Ltd
Tennoz First Tower F5, 2-2-4
Higashi-shinagawa, Shinagawa-ku
Tokyo, Japan 140-0002
+81 3-6433-2789

March 8, 2024

VIA EDGAR

Division of Corporation Finance
Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	TOYO Co., Ltd Registration Statement on Form F-4 (CIK No. 0001985273) Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Ladies and Gentlemen:

TOYO Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), a foreign private issuer, is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4 (the “Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares in connection with a business combination among the Company, Blue World Acquisition Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“BWAQ”), Vietnam Sunergy Cell Company Limited, a Vietnamese company, (“TOYO Solar”), and other parties, upon the consummation of which TOYO Solar would become a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger (as the same may be amended, restated or supplemented), by and among the Company, BWAQ and TOYO Solar, among others.

The Company has included in the Registration Statement audited financial statements for TOYO Solar as of December 31, 2022.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company and TOYO Solar are not currently public reporting companies in any jurisdiction and are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and TOYO Solar.

3.	At the time the Registration Statement is declared effective, the Registration Statement will have audited financial statements of TOYO Solar not older than fifteen months.

* * *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

TOYO Co., Ltd

By:	/s/ Junsei Ryu
Name:	Junsei Ryu
Title:	Director

cc:	Liang Shi, Chief Executive Officer, Blue World Acquisition Corporation
Will H. Cai, Esq., Cooley LLP
Ruomu Li, Esq., Partner, Cooley LLP
Reid S. Hooper, Esq., Cooley LLP
Er (Arila) Zhou, Esq., Partner, Robinson & Cole LLP
Ze’-ev D. Eiger, Esq., Partner, Robinson & Cole LLP
Marcum Asia CPAs LLP